Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182385 and 333-204343 on Form S-8 and Registration Statement No. 333-180116 on Form S-3 of Caesars Entertainment Corporation of our report dated February 26, 2016, relating to the consolidated balance sheets of Caesars Entertainment Corporation and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income/(loss), stockholders' equity/(deficit) and cash flows for each of the three years in the period ended December 31, 2015, and the consolidated financial statement schedules included in Item 15, which expresses an unqualified opinion on those consolidated financial statements and financial statement schedules and included an emphasis of a matter paragraph regarding the Company’s majority owned subsidiary, Caesars Entertainment Operating Company, Inc. (CEOC) and certain of its U.S. subsidiaries filing for reorganization under Chapter 11 of the Bankruptcy Code, which resulted in the Company deconsolidating CEOC effective January 15, 2015 and an explanatory paragraph regarding uncertainties that raise substantial doubt about the ability of the Company to continue as a going concern; and of our report dated February 26, 2016, on the Company's internal control over financial reporting as of December 31, 2015, which expressed an unqualified opinion on the Company's internal control over financial reporting, both appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
February 26, 2016